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                                                                    EXHIBIT 99.2

             [LETTERHEAD OF CREDIT SUISSE FIRST BOSTON CORPORATION]

Board of Directors
Union Carbide Corporation
30 Old Ridgebury Road
Danbury, Connecticut 06817-0001

Members of the Board:

     We hereby consent to the inclusion of our opinion letter to the Board of Directors of Union Carbide Corporation ("Union Carbide") as Annex B to the Proxy Statement/Prospectus of Union Carbide and The Dow Chemical Company ("Dow") relating to the proposed merger transaction involving Union Carbide and Dow and references thereto in such Proxy Statement/Prospectus under the captions "Summary--The Merger Agreement and the Merger--Opinion of Union Carbide's Financial Advisor" and "The Merger Agreement and the Merger--Opinion of Union Carbide's Financial Advisor." In giving such consent, we do not admit that we come within the category of persons whose consent is required under, and we do not admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


                                  By: /s/ Credit Suisse First Boston Corporation
                                      ------------------------------------------
                                      CREDIT SUISSE FIRST BOSTON CORPORATION

New York, New York
October 5, 1999